Exhibit 10.42

EXECUTION VERSION

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into by and between Michael Bogda (as used herein, “Executive” includes Michael Bogda and his legal representatives, agents, heirs, executors, administrators, successors and assigns), and Lannett Company, Inc., its divisions, parents, subsidiaries, affiliates and related companies, its and their past, present and future officers, directors, shareholders, trustees, partners, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, successors and assigns and benefit plans (hereinafter, “Company”), for the following purpose and with reference to the following facts:

WHEREAS, Executive has been employed by Company as its President;

WHEREAS, the parties entered into an Employment Agreement on December 1, 2014 (the “Employment Agreement”);

WHEREAS, Executive has notified Company that he does not intend to renew the Employment Agreement, and the parties have agreed that Executive’s separation from employment will be effective June 3, 2016;

WHEREAS, the parties agree that, absent this Agreement, Executive would be bound by an eighteen month Non-Competition provision as set forth in Paragraph 13 of his Employment Agreement;

WHEREAS, in exchange for Executive’s execution of the Releases set forth below, and subject to the conditions set forth herein, Company wishes to extend to Executive the severance set forth below;

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the undersigned agree as follows:

1.                                      Effective Date of Agreement:  This Agreement shall only become effective and enforceable once it is signed by both parties hereto; Executive signs the Second General Release on or after June 3, 2016; and Executive does not revoke the Agreement within the seven-day revocation periods set forth in Paragraph 5(f) below and the Second General Release.

2.                                      Separation Date:  Executive’s separation from employment with Company shall be effective June 3, 2016 (the “Separation Date”).

3.                                      Separation Payments and Benefits:  Company hereby extends the following payments and benefits to Executive in exchange for Executive’s execution of the Releases set forth in Paragraphs 4 and 5 below, and the Second General Release attached hereto as Exhibit “A”.  The parties agree that Executive must execute the Second General Release on or after June 3, 2016, and prior to receiving the payments and benefits set forth in Paragraphs 3(a) through 3(d) below (which payments and benefits shall be paid and/or provided, as applicable, only once the seven-day revocation period following Executive’s execution of the Second General Release has expired, within the timeframes set forth below):

(a)                           Lannett shall pay Executive a gross payment of Four Hundred Eighty-Eight Thousand Three Hundred Fifty-Two Dollars and Two Cents ($488,352.02) (the “Severance Payment”), which is equivalent to twelve months of his final base salary, net of applicable payroll deductions, in a lump sum within thirty (30) days of December 3, 2016.  Executive understands that a Form W-2 will be issued to him for the Severance Payment received under this Paragraph 3(a);

(b)                           Should Executive elect continuation coverage for medical, dental and/or vision coverage, as applicable, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall pay any premiums for COBRA coverage at the same level in which Executive participated in Company’s insurance plans under his Employment Agreement for the twelve (12) month period following the Separation Date;

(c)                            all outstanding Company stock options and restricted stock awards awarded to Executive prior to the Separation Date will be one hundred percent (100%) vested as of the Separation Date, provided that all other terms and conditions with respect to such stock options, including the requirement to exercise any outstanding options within a 90 day period after the termination of employment, shall remain in full force and effect;

(d)                           Company agrees to pay Executive within thirty (30) days of the Separation Date for any unused paid time off that he has accrued through the Separation Date;

(e)                            Executive acknowledges and agrees that the payments set forth in Paragraphs 3(a) through 3(d) above constitute payment in full for the following, to which Executive agrees he is not otherwise entitled and which constitute consideration for the Releases set forth in Paragraphs 4 and 5 of this Agreement and the Second General Release, which collectively release (inter alia) any entitlement he may otherwise have had to receive: his base salary at the final annualized rate of $488,352.02 for a period of twelve months following the Separation Date or any other severance payments; any bonus monies for which Executive may have been eligible pursuant to Company’s Management Incentive Bonus, or any other discretionary or other bonus plans, had he remained employed with Company following the Separation Date; all outstanding stock options, restricted shares, and other similar awards issued to Executive pursuant to the Lannett 2014 Long-Term Incentive Plans or any other option, equity or incentive plan, whether vested or unvested (collectively, “Equity Awards”); premiums for continuation of health, dental and/or vision insurance benefits for Executive for a twelve month period; and all unused, but accrued, paid time off.  Executive further acknowledges and agrees that Company shall have no further obligation to pay him any monies except as set forth in Paragraphs 3(a) through (d) above.  In addition, Executive acknowledges and agrees that all outstanding Company stock options (except as vested and exercised pursuant to Paragraph 3(c)) and restricted shares (except as set forth in Paragraph 3(c) above) issued to Executive pursuant to any Equity Awards will be cancelled.

4.                                      Release:  In exchange for the payments and other consideration provided for in this Agreement, Executive hereby fully, forever, irrevocably and unconditionally releases, remises, settles and completely and finally discharges any and all claims and rights, known or unknown, which he had, now has, or hereafter may have against Company and any of its benefit plans, or their respective predecessors, successors and assigns (as well as their respective past or present trustees, officers, directors, agents, representatives or employees and their respective successors and assigns, heirs, executors, and personal or legal representatives) (“Released Parties”), based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to, any events related to, arising out of or in connection with Executive’s employment with Company and his separation from employment.  Executive specifically waives, releases and gives up any and all claims arising from or relating to his employment and separation from Company based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to any claim which could be asserted now or in the future under (a) the common law, including but not limited to theories of breach of express or implied contract or duty, tort, defamation, or violation of public policy; (b)

any policies, practices, or procedures of Company; (c) any federal, state and/or local statute or regulations, including but not limited to: the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Equal Pay Act, 29 U.S.C. § 206 (d), et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; and/or the Pennsylvania Human Relations Act, as amended, 43 P.S. § 951 et seq.; (d) any contract of employment, express or implied, including, but not limited to, the Employment Agreement, including, but not limited to, any claim of breach of the Employment Agreement; (e) any provision of the Constitution or laws of the United States, the Commonwealth of Pennsylvania, or any other state, or the City of Philadelphia; (f) any and all claims or actions for attorneys’ fees; and (g) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any other state.  Nothing in this Agreement or the Second General Release infringes on Executive’s ability to testify, assist or participate in an investigation, hearing or proceeding conducted by or to file a charge or complaint of discrimination with the U.S. Equal Employment Opportunity Commission or comparable state or local agencies.  Executive agrees that should any class or collective action lawsuit in which he may be a participant be brought against the Company or the Released Parties, he will opt-out (or refrain from opting in) to the class or collective action and will not act in any representative or class capacity in any way.  Executive also agrees that if any action is pursued on his behalf or in his name by any governmental agency or otherwise, he foregoes, releases and will not seek any claims to personal injunctive relief or remuneration or monetary payment from the Company or any Released Party in connection with any such matter.  Executive also acknowledges that as of the date of this

Agreement he has not been denied any leave or benefit requested and has received appropriate pay by Company for all hours worked.

5.                                      Release of Age Discrimination Claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.  Executive acknowledges and agrees that he is waiving any claims against the Released Parties under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and that:

(a)                                 he is receiving consideration which is in addition to anything of value to which he otherwise would have been entitled;

(b)                                 he fully understands the terms of this Agreement, and that he enters into it voluntarily without any coercion on the part of any person or entity;

(c)                                  he was given adequate time to consider this Agreement and all implications thereof and to freely and fully consult with and seek the advice of whomever he deemed appropriate and has done so;

(d)                                 he was advised in writing to consult an attorney before signing this Agreement;

(e)                                  he was advised that he had twenty-one (21) calendar days within which to consider this Agreement before signing it; and

(f)                                   he has seven (7) calendar days after executing this Agreement within which to revoke this Agreement.  If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke.  If Executive elects to revoke this Agreement, Executive agrees to notify Arthur Bedrosian, Chief Executive Officer, at Lannett Company, Inc., 13200 Townsend Road, Philadelphia, PA 19136, in writing, sent by Certified Mail, of his revocation.  Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Arthur Bedrosian.

6.                                      Second General Release:  Within twenty-one (21) days after the Separation Date (which date shall be calculated as set forth in Paragraph 2 of this Agreement), Executive shall execute a Second General Release in the form attached hereto as Exhibit “A”, releasing any and all claims which arose or could have arisen from the date of Executive’s execution of the Releases set forth in Paragraphs 4 and 5 of the Agreement to the execution of the Second General Release.  The Second General Release shall not apply to any claims to enforce this Agreement.

7.                                      Cooperation:  Executive agrees to make himself available and to cooperate in any reasonable manner in providing assistance to Company and its internal and external auditors and counsel either before or after the Separation Date, as follows: (1) in connection with the resolution of any and all investigations, litigations, subpoenas, charges and arbitrations, whether currently pending or initiated or issued following the Separation Date;  (2) in preparing Company’s annual audit and any year-end filings, including but not limited to its Form 10-K; (3) in connection with any matters that may arise in the future which relate to Executive’s employment with Company; (4) in connection with the transition of Executive’s duties, including but not limited to any staffing analyses and/or performance evaluations requested by the Chief Executive Officer prior to the Separation Date; and (5) in connection with any claim arising from events that occurred during Executive’s tenure with Company.  It is agreed and understood by Company and Executive that, although such cooperation and assistance shall not unreasonably interfere with any subsequent employment obtained by Executive, Company shall have no obligation to compensate Executive for said time other than as set forth in this Agreement.

8.                                      Employment Agreement.  The Employment Agreement shall terminate as of the Separation Date, other than with respect to the following provisions of the Employment Agreement, which shall remain in full force and effect after the Separation Date (as amended, as applicable, by this Paragraph):

(a)                                 “Confidential Information.  During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company.  ‘Confidential Information’ includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company.  ‘Confidential Information’ shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.”  Following the Separation Date, Executive shall not retain, and shall return to Company, any and all originals and copies of the Confidential Information in whatever medium provided to Executive.

(b)                                 “Solicitation of Customers.  During his employment with Company and for a period of twelve (12) months after the termination of Executive’s employment, regardless of the reason for the termination (the ‘Non-Solicitation Period’), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company or in its research and development pipeline on the date of termination of Executive’s employment (the ‘Restricted Products’) or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products.  Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers.  This provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a  competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products.  While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.”

(c)                                  “Solicitation of Executives and Others.  During his employment with Company and during the Non-Solicitation Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (‘Solicited Person’), or induce any Solicited

Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents.  For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive’s employment with Company.”  In making this Agreement, Executive hereby represents and warrants that he has not solicited any Solicited Person to leave the employ of or discontinue providing services to Company.  Executive acknowledges and understands that this warranty and representation is a material part of this Agreement, that Company has relied and will rely on this representation and warranty, and that Company would not have entered into this Agreement if not for this representation and warranty.

(d)                                 “Disclosure and Ownership of Work product and Information.

(1)                                 Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, ‘Work Product’).

(2)                                 Work Product created by Executive within the scope of

Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually.  Executive agrees that all works of original authorship created during his employment are ‘works made for hire’ as that term is used in connection with the U.S. Copyright Act.  To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

(3)           Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.”

(f)            “Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.  Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief.  Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, Company is entitled to all money damages available under the law.  If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.”

(g)           “Indemnification.  To the fullest extent permitted by applicable law, subject to applicable limitations, including those imposed by the Dodd-Frank Wall Street Reform and Protection Act and the regulations promulgated thereunder, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates.  Company’s obligations under this Section shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract or otherwise.”

9.             Reimbursement:  Within thirty days of the Separation Date, Executive shall submit to the Company for reimbursement, and shall subsequently be reimbursed by Company pursuant to its usual practices for, the reasonable and necessary expenses incurred by him in the performance of his duties as President.

10.          Non-Disparagement:  Executive hereby agrees not to defame or disparage Company or any of its products, services, finances, financial conditions, capabilities or other aspect of any of its businesses, or any former or existing employees of Company, in any medium to any person or entity without limitation in time.  Company shall instruct its current officers not to defame or disparage Executive in any medium to any person or entity without limitation in time.  Notwithstanding these provisions, Executive and Lannett’s current officers may confer in confidence with their legal representatives and make truthful statements as required by law.

11.          Complete Bar:  Executive agrees that the parties released above in Paragraphs 4 and 5 may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

12.          Binding Effect:  This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns, including any successor via merger or consolidation.  This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives.  This Agreement is not assignable by Executive.

13.          Entire Agreement:  This Agreement, including those provisions of the Employment Agreement recited in Paragraph 8 above that shall remain in full force and effect, contains the entire agreement among the parties, and may be modified only in a written document executed in the same manner as this Agreement, and no agreements, representations, or statements of any party not contained herein shall be binding on such party, except as set forth above.  Notwithstanding the foregoing, the Confidentiality Agreement executed by Executive on December 1, 2014 shall also remain in full force and effect.

14.          Enforcement:  Any party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach, including reasonable attorneys’ fees.

15.          Full Knowledge:  Executive warrants, represents and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to the Released Parties.

16.          No Reliance:  Executive further states that he is not relying and has not relied on any representation or statement made by the Released Parties, or any of them, with respect to Executive’s rights or asserted rights.

17.          Advice of Counsel:  Executive represents that he has had the opportunity to avail himself of the advice of counsel prior to signing this Agreement and is satisfied with his counsel’s advice and that he is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to him which he otherwise would not be entitled to receive.  Each of the parties hereto has participated d cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party.

18.          Controlling Law:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

19.          Counterparts:  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original with respect to any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES THE CONTENTS OF THIS AGREEMENT AND THAT HE EXECUTES THE SAME VOLUNTARILY AND OF HIS FREE WILL.

IN WITNESS WHEREOF, expressly intending to be legally bound hereby, Executive and Company have executed this Separation Agreement and General Release on the dates indicated below.

/s/ Susan M. Bogda	/s/ Michael J. Bogda
Witness	Michael Bogda

4/11/2016	4/11/2016
Date	Date

LANNETT COMPANY, INC.

	By:	/s/ Arthur P. Bedrosian

	Title:	CEO

4/11/2016
Date

EXHIBIT “A”

SECOND GENERAL RELEASE

Pursuant to the term of the Separation Agreement and General Release dated April 11, 2016 (“Agreement”) between Michael Bogda (“Executive”) and Lannett Company, Inc. that Executive sign a Second General Release described in Paragraph 6 of the Agreement, he does hereby:

Release and forever discharge the Released Parties, as that term is defined in the Agreement, from any and all causes of actions and claims whatsoever, in law or equity, known or unknown, that he or anyone with rights through or because of him may have or hereafter may have including, but not limited to, all claims (including those for attorneys’ fees and costs) arising out of his employment with Lannett Company, Inc., his separation from employment and any events that occurred since his execution of the Agreement including, but not limited to, any claims of discrimination on any basis including age, sex, race, religion, disability, national origin or any other factor prohibited by federal, state or local law, those related to employee benefits and compensation (such as the Pennsylvania Wage Payment and Collection Law), and/or any of the statutory or common law claims now existing or hereinafter recognized, including, but not limited to breach of contract (including, but not limited to, any claim of breach of the Employment Agreement), libel, slander, fraud, wrongful discharge, breach of covenant of good faith and fair dealing, promissory estoppel, equitable estoppel and misrepresentation and any other claims based on any conduct by Company at any time through the time he signs this Second General Release.

Executive further acknowledges and agrees that he is waiving any claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and that he is receiving consideration which is in addition to anything of value to which he otherwise would

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have been entitled; he fully understands the terms of the Agreement, and that he enters into it voluntarily without any coercion on the part of any person or entity; he was given adequate time to consider the Agreement and this Second General Release and all implications thereof and to freely and fully consult with and seek the advice of whomever he deemed appropriate and has done so; he was advised in writing to consult an attorney before signing the Agreement and the Second General Release; he was advised that he had twenty-one (21) calendar days within which to consider the Agreement and the Second General Release before signing them; and he has seven (7) calendar days after executing this Second General Release within which to revoke it.  If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke.  If Executive elects to revoke this Second General Release, Executive agrees to notify Arthur Bedrosian at Lannett Company, Inc., 13200 Townsend Road, Philadelphia, PA 19136, in writing, sent by Certified Mail, of his revocation.  Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Arthur Bedrosian.

Executive also acknowledges that as of the date of this Second General Release he has not been denied any leave or benefit requested and has received appropriate pay from Company for all hours worked.

Notwithstanding anything set forth in this Second General Release, none of Executive’s rights reserved under Paragraphs 3, 9, or 14 of the Separation Agreement and General Release dated April 11, 2016 are released by this Second General Release.

MICHAEL BOGDA	Date

Witness:

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